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                                                                     EXHIBIT 4.1



                               FOURTH AMENDMENT TO
                            GROUP 1 AUTOMOTIVE, INC.
                            1996 STOCK INCENTIVE PLAN

      WHEREAS, GROUP 1 AUTOMOTIVE, INC. (the "Company") has heretofore adopted the GROUP 1 AUTOMOTIVE, INC. 1996 STOCK INCENTIVE PLAN (the "Plan"); and

      WHEREAS, the Company desires to amend the Plan in certain respects;

      NOW, THEREFORE, the Plan shall be amended as follows:

      1. The third sentence of Paragraph III of the Plan shall be deleted and replaced with the following:

            "No further Awards may be granted under the Plan after March 9, 2014."

      2. The second sentence of Paragraph V(a) of the Plan shall be deleted and replaced with the following:

            "Subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 5,500,000 shares."

      3. The first sentence of Paragraph VII(e) of the Plan shall be deleted and replaced with the following:

            "The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph IX, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted."

4. This amendment to the Plan shall be effective as of March 10, 2004 (the "Amendment Effective Date"), provided that this amendment to the Plan is approved by the stockholders of the Company at the 2004 annual meeting of the Company's stockholders. Notwithstanding any provision in the Plan or in any Award agreement under the Plan, no Award granted on or after the Amendment Effective Date shall be exercisable or shall vest, as applicable, prior to such stockholder approval, except for Awards made with respect to shares of Common Stock authorized to be issued under the Plan prior to the Amendment Effective Date.

5.    As amended hereby, the Plan is specifically ratified and reaffirmed.